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                                                                   EXHIBIT 10(g)

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          EMPLOYMENT AGREEMENT BETWEEN THE COMPANY AND DAVID DE WEESE



                              EMPLOYMENT AGREEMENT

     Employment Agreement effective as of November 18, 1996 between SIGA PHARMACEUTICALS, INC., a Delaware corporation (with its successors and assigns, referred to as the "Corporation"), and David de Weese ("Employee").


                             PRELIMINARY STATEMENT


     The Corporation desires to employ Employee, and Employee wishes to continue to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and Employee also wish to enter into the other agreements set forth in this Agreement, all of which are related to Employee's employment under this Agreement.


                                 AGREEMENT

     Employee and the Corporation therefore agree as follows:

          1. EMPLOYMENT FOR TERM. The Corporation hereby employs Employee and Employee hereby accepts employment with the Corporation for the three-year period beginning on the date of this Agreement (the "Term"), or upon the earlier termination of the Term pursuant to Section 6. The termination of the Term for any reason shall end Employee's employment under this Agreement, but shall not terminate Employee's or the Corporation's other agreements in this Agreement.

          2. POSITION AND DUTIES. During the Term, Employee shall serve as President, Chairman and Chief Executive Officer of the Corporation and shall be responsible for developing and presenting the Corporation's strategies and potential products or technologies, negotiating licensing and sublicensing agreements, and directing product research and overall corporate direction. During the Term, Employee shall also perform such other duties as the Board of Directors of the Corporation (the "Board") may reasonably determine from time to time. During the Term, Employee shall devote as much time as necessary to satisfactorily perform his duties as an employee of the Corporation.

          3.  COMPENSATION.

          (a) BASE SALARY AND STOCK OPTIONS. The Corporation shall pay Employee a base salary of $225,000 per annum, as increased pursuant to Sections 3(b) and 3(c) ("Base Salary"), payable at least monthly on the Corporation's regular pay cycle for professional employees. The Corporation shall also pay Employee a monthly car allowance of $500. In additon, the Corporation shall grant to Employee 100,000 currently exerciseable options to purchase Common Stock of the Corporation at an exercise price of $0.50 per share. The Corporation shall thereafter grant 100,000 stock options per annum to Employee exercisable when granted at the then current market price. The options may be exercised at any time up to 10 years after their issuance.

          (b) ANNUAL INCREASES. The Base Salary shall be increased at the end of each year of service by the greater of (i) 5% or (ii) a percentage equal to the increase, if any, in the United States Department of Labor Consumer Price Index (or comparable index, if unavailable) for the New York metropolitan area over the previous 12 months.

          (c)  OTHER AND ADDITIONAL COMPENSATION.   Sections 3 and 3(b)
establishe the minimum compensation during the Term and shall not preclude the

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Board from awarding Employee a higher salary or any bonuses or additional stock options in the discretion of the Board during the Term at any time.

          (d) WARRANTS. Upon the execution of this Agreement, Corporation shall issue to Employee ten-year warrants to purchase 2,766,095 shares of the Corporation's Common Stock at an exercise price of $.50 per share. Warrants to purchase 25% of such shares shall be immediately exerciseable and the remaining warrants shall become exerciseable on a pro rata basis on the first, second and third anniversaries of this Agreement.

          4. EMPLOYEE BENEFITS. During the Term, Employee shall be entitled to the employee benefits, including vacation, health and other insurance benefits made available by the Corporation to any other officers or key employees of the Corporation.

          5. EXPENSES. The Corporation shall reimburse Employee for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

          6.  TERMINATION.

          (a) GENERAL. The Term shall end immediately upon Employee's death, and upon a change of ownership of at least fifty percent (50%) of the outstanding Common Stock of the Corporation (on a fully converted basis) by sale, merger, consolidation or other means (a "Change in Ownership"). The Term may also end for Cause or Disability, as defined in Section 7.

          (b) NOTICE OF TERMINATION. Promptly after it ends the Term, the Corporation shall give Employee notice of the termination, including a statement of whether the termination was for Cause or Disability (as defined in Section 7 and 7(b) below). The Corporation's failure to give notice under this Section 6 shall not, however, affect the validity of the Corporation's termination of the Term.

          (c) TERMINATION UPON CHANGE IN OWNERSHIP. Upon a Change in Ownership of the Corporation, the Term shall end and all compensation due Employee under this Agreement will become immediately due and payable and all stock, warrants and options of Employee in the Corporation shall immediately become vested.

          (d) In the event this Agreement is terminated by the Corporation without Cause, all compensation due Employee under this Agreement will become immediately due and payable and all stock, warrants and options of Employee in the Corporation shall immediately become vested.

          7.  SEVERANCE BENEFITS.

          (a) "CAUSE" DEFINED. "Cause" means (i) willful malfeasance or willful misconduct by Employee in connection with his employment; (ii) Employee's gross negligence in performing any of his duties under this Agreement; (iii) Employee's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iv) Employee's material breach of any written policy applicable to all employees adopted by the Corporation; or (v) material breach by Employee of any of his agreements in this Agreement.

          (b) DISABILITY DEFINED. "Disability" shall mean Employee's incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine month period). During a period of Disability, Employee shall continue to receive his base salary hereunder, provided that if the Corporation provides Employee with disability insurance coverage, payments of Employee's base salary shall be reduced by the amount of any disability insurance payments received by Employee due to such coverage. The Corporation

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shall give Employee written notice of termination which shall take effect thirty
(30) days after the date it is sent to Employee unless Employee shall have returned to the performance of his duties hereunder during such thirty (30) day period (whereupon such notice shall become void).

          8.  CONFIDENTIALITY.

          (a) "CORPORATION INFORMATION" DEFINED. "CORPORATION INFORMATION" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

          (b) CONFIDENTIALITY. Employee hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. Employee therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that Employee is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, Employee will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, Employee may furnish the material so required to be furnished, but Employee will furnish only that portion of the Corporation Information that legally is required.

          9.  COVENANT.

          (a) NON-COMPETITION PERIOD DEFINED. "Non-Competition Period" means the period beginning at the end of the Term and ending one year following the date of termination of Employee's employment.

          (b)  COVENANTS REGARDING THE TERM AND NON-COMPETITION PERIOD.
Employee acknowledges and agrees that his services pursuant to this Agreement are unique and extraordinary; that the Corporation will be dependent upon Employee for developing and presenting the Corporation's strategies and potential products or technologies and directing product research and overall corporate direction; and that he will have access to and control of confidential information of the Corporation. Employee further acknowledges that the business of the Corporation is national in scope and cannot be confined to any particular geographic area of the United States. For the foregoing reasons and to induce the Corporation to enter this Agreement, Employee covenants and agrees that during the Term and the Non-Competition Period Employee shall not unless with written consent of the Corporation:

       (i) engage in any business in which the Corporation had been engaged in during the Term ("Prohibited Activity") in the United States or elsewhere for his own account;

     (ii) directly or indirectly, enter the employ of, or render any services, including but not limited to consultations, to any individual, corporation, partnership or other business entity (a "Person") engaged in any Prohibited Activity in the United States or elsewhere; or

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     (iii)  become interested in any Person engaged in any Prohibited Activity in the United States, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; provided, however, that Employee may own directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange if Employee (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 5% or more of any class of securities of such person;

     (iv) directly or indirectly hire, engage or retain any person which at any time during the Term or Non-Competition Period was a supplier, client or customer of the Corporation, or directly or indirectly solicit, entice or induce any such person to become, a supplier, client or customer of any other person engaged in any Prohibited Activity; or

     (v) directly or indirectly hire, employ or retain any person who at any time was an employee of the Corporation or directly or indirectly solicit, entice, induce or encourage any such person to become employed by any other person.

          (c) EXCEPTION. Sections 9(a) and (b) above shall not apply to (i) any consulting arrangement which Employee may have or (ii) any stock, other securities, Board of directors seat, or other interest which Employee may hold as of November 17, 1996.

          (d) REMEDIES. Employee hereby acknowledges that the covenants and agreements contained in Section 8 are reasonable and valid in all respects and that the Corporation is entering into this Agreement, inter alia, on such
                                                      ----------
acknowledgment.  If Employee breaches, or threatens to commit a breach, of this
Section 9, the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or in equity: (i) the right and remedy to have this Section 9 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; (ii) the right and remedy to require Employee to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by Employee as the result of any transactions constituting a breach of this Section 9, and Employee shall account for and pay over such Benefits to the Corporation;
(iii) if any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of this Section 9 shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (iv) if any court construes any of this Section 9, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

          (e) JURISDICTION. The parties intend to and hereby confer jurisdiction to enforce this Section 9 upon the courts of any jurisdiction within the geographical scope of such Covenants. If the courts of any one or more such jurisdictions hold this Section 9 wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Corporation's right to the relief provided above in the courts of any other jurisdiction, within the geographical scope of such Covenants, as to breaches of such Covenants in such other respective jurisdictions such Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

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     10.  SUCCESSORS AND ASSIGNS.

          (a) EMPLOYEE. This Agreement is a personal contract, and the rights and interests that the Agreement accords to Employee may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of Employee shall be for the sole personal benefit of Employee, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against Employee. Except as so provided, this Agreement shall inure to the benefit of and be binding upon Employee and his personal representatives, distributees and legatees.

          (b) THE CORPORATION. Subject to Section 6(c), this Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns.

     10. SUCCESS FEE. Upon the successful completion of a transaction resulting in a Change in Ownership of the Corporation, the Corporation shall pay to Employee, in consideration of his work on behalf of the Corporation, a one time cash payment equal to one and one-half percent (1.5%) of the total consideration received by the Corporation.

     11. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties concerning Employee's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between Employee and the Corporation relating to the subject matter of this Agreement.

     12. AMENDMENT OR MODIFICATION, WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Employee and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     13. NOTICES. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

If to Employee:          David de Weese
                         666 Third Avenue
                         30th Floor
                         New York, NY 10017

If to the Corporation:   SIGA PHARMACEUTICALS, INC.
                         666 Third Avenue
                         30th Floor
                         New York, NY 10017
                         Attention:  Dr. Joshua D. Schein

with a copy to:          Fitzpatrick Eilenberg & Zivian
                         666 Third Avenue
                         30th Floor
                         New York, NY 10017
                         Attention:  Jeffrey D. Abbey, Esq.



Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail,

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postage prepaid, return receipt requested, shall be deemed given on the date mailed.

     14. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and Employee that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

     15. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     16. HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

     17. WITHHOLDING TAXES. All salary, benefits, reimbursements and any other payments to Employee under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

     18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

     19. APPLICABLE LAW: JURISDICTION. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against Employee with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of New York, as the Corporation may elect in its sole discretion, and Employee hereby submits to the nonexclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.



                         /s/ David de Weese
                         ------------------
                         David de Weese



                         SIGA PHARMACEUTICALS, INC.


                         By:  /s/ Joshua D. Schein
                              --------------------
                              Joshua D. Schein



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